FREMONT GENERAL CORPORATION                                           EXHIBIT 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                        Three Months Ended           Nine Months Ended
                                                          September 30,                September 30,
                                                  ---------------------------------------------------------
                                                     1997           1996            1997           1996
                                                  ------------   ------------    ------------   -----------
                                                       (Amounts in thousands, except per share data)
Primary:
Weighted average shares outstanding ...........        31,598         26,008          29,833        25,398
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price ..................           242            953             149           947
                                                  ------------   ------------    ------------   -----------
Total .........................................        31,840         26,961          29,982        26,345
                                                  ============   ============    ============   ===========

Net income ....................................   $    28,819    $    22,939     $    78,116    $    3,882
                                                  ============   ============    ============   ===========

Per share earnings ............................   $      0.91    $      0.85     $      2.61    $     2.42
                                                  ============   ============    ============   ===========


Fully Diluted:
Weighted average shares outstanding ...........        31,598         26,008          29,833        25,398
Net effect of dilutive stock options -
  based on the treasury stock method
  using the quarter-end market price, if
  higher than average market price ............           299          1,043             206           977

Assumed conversion of LYONs: ..................         2,563          7,148           4,197         7,188
                                                  ------------   ------------    ------------   -----------
Total .........................................        34,460         34,199          34,236        33,563
                                                  ============   ============    ============   ===========

Net income ....................................   $    28,819    $    22,939     $    78,116    $   63,882

Income adjustments for fully diluted computation:
   Add interest expense and amortization
      of prepaid expense, net of federal
      income tax, for assumed conversion
      of LYONs ................................           447          1,185           2,148         3,543
                                                  ------------   ------------    ------------   -----------

Total .........................................   $    29,266    $    24,124     $    80,264    $   67,425
                                                  ============   ============    ============   ===========

Per share earnings ............................   $      0.85    $      0.71     $      2.34    $     2.01
                                                  ============   ============    ============   ===========
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